Exhibit 99.2

Pluralsight To Acquire GitPrime, the Leading Developer Productivity Platform

Silicon Slopes, Utah – May 1, 2019—Pluralsight, Inc. (NASDAQ: PS), the enterprise technology skills platform, today announced it has entered into an agreement to acquire GitPrime, the leading developer productivity platform, for $170 million in cash.The acquisition isexpected to close the week of May 6th, subject to customary closing conditions.

“The integration of GitPrime with our leading technology skills platform is a win for our customers and will greatly expand the Pluralsight platform to provide even more value to technology leaders and developers,” said Aaron Skonnard, co-founder and CEO of Pluralsight. “Marrying Pluralsight’s skill measurement and skill development capabilities with GitPrime’s developer productivity capabilities provides technology leaders with the most complete platform to improve efficiencies and speed up product development to deliver their digital transformation strategies. The GitPrime team has built something incredible that solves a long-standing problem. I’m excited to welcome them to Pluralsight and integrate their platform so that technology leaders can more fully control their tech-driven futures.”

GitPrime is connected to every major code repository in use today, including GitHub, Bitbucket, GitLab, and others. As a result of this broad coverage, GitPrime captures data around virtually every developer code commit providing a clear and unbiased view of the application of their skills in real time. GitPrime also offers deep and analytical insights around the efficiency and performance of software development teams.

“I’m extremely proud of what the GitPrime team has accomplished to date for engineering teams and leaders,” said Travis Kimmel, co-founder and CEO of GitPrime. “With Pluralsight’s powerful platform, global reach and presence in the world’s largest companies, we are thrilled to join forces and further enhance the way companies build and create software using today’s most valuable skills.”

With Pluralsight, technology leaders can benchmark the talent of their teams, empower team members to develop new skills, and measure the proficiency of their team members through Skill and Role IQ. With the addition of GitPrime, they now have visibility into the application of those skills and the results they produce. Together, Pluralsight and GitPrime are creating an entirely new way to measure and improve developer productivity and performance, solving an age-old problem that has plagued technology leaders for decades.

About Pluralsight
Pluralsight is an enterprise technology skills platform that delivers a unified, end-to-end learning experience for businesses across the globe. Through a subscription service, companies are empowered to move at the speed of technology, increasing proficiency, innovation and efficiency. Founded in 2004 and trusted by Fortune 500 companies, Pluralsight provides members with on-demand access to a digital ecosystem of learning tools, including Pluralsight IQ, directed learning paths, expert-authored courses, interactive labs, and analytics. For more information, visit www.pluralsight.com.

About GitPrime
GitPrime is the leading developer productivity platform helping organizations of any size use data to debug their development processes so engineers can spend less time waiting on others and more time working on what matters. Customers use GitPrime to keep a pulse on the health and productivity of their teams. GitPrime aggregates data from git repos, ticketing systems, and pull requests and transforms them into easy to understand insights and reports.

Media Contact:

DJ Anderson
dj@pluralsight.com

Ben Veghte
ben-veghte@pluralsight.com

Investor Contact:

Mark McReynolds
ir@pluralsight.com